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                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                       (A PRUDENTIAL FINANCIAL COMPANY)
                     [2999 NORTH 44/TH/ STREET, SUITE 550
                            PHOENIX, ARIZONA 85018]

                                  ENDORSEMENT

Effective Date: [August 31, 2013]

This Endorsement is made a part of your Annuity, Certificate or contract and should be attached. This Endorsement is effective on its Effective Date.

Prudential Annuities Life Assurance Corporation ("PALAC") has changed its state of domicile from the State of Connecticut to the State of Arizona (the "Redomestication"). The effect and intent of this Endorsement is to reflect the Redomestication of PALAC from the State of Connecticut to the State of Arizona.

The Annuity, Certificate or contract is amended as follows:

    (1)The corporate address of the Company is changed from One Corporate Drive, Shelton, Connecticut to 2999 North 44/th/ Street, Suite 550, Phoenix, Arizona.

    (2)Any reference to the establishment of the Separate Account(s) under or pursuant to the laws of the State of Connecticut is amended to add that the Separate Account(s), established under or pursuant to the laws of the State of Connecticut, have been re-established and are maintained under the laws of the State of Arizona.

No other terms, conditions or benefits of your Annuity, Certificate or contract have changed. Prudential Annuities Life Assurance Corporation is responsible for all benefits payable under your Annuity, Certificate or contract.

                Prudential Annuities Life Assurance Corporation
                       (A Prudential Financial Company)

             /s/ Joseph D. Emanuel           /s/ Robert F. O'Donnell
             ----------------------          --------------------
                   Secretary                        President

END-REDOM-ANN(09/13)